Pioneer Poer

EXHIBIT 21.1

PIONEER POWER SOLUTIONS, INC.

Subsidiaries (all 100% owned)

Subsidiaries of the Registrant	State or Other Jurisdiction of Incorporation
Pioneer Custom Electrical Products Corp.	Delaware
Titan Energy Systems Inc.	Minnesota